Exhibit (a)(1)

HP Inc.
1501 Page Mill Road
Palo Alto, CA 94304

hp.com

News Release

HP Rejects Unsolicited Exchange Offer from Xerox

•	Board unanimously recommends HP shareholders NOT tender shares into the Xerox offer

•	Board believes the Xerox offer meaningfully undervalues HP and disproportionately benefits Xerox shareholders

•	Xerox is essentially offering HP shareholders something they already own

•	The Xerox offer fails to reflect the full value of HP’s assets and standalone strategic and financial value creation plan

•	The Xerox offer would create an irresponsible capital structure, resulting in significant risks for HP shareholders

PALO ALTO, Calif., March 5, 2020 — HP Inc. (NYSE: HPQ) today announced that its Board of Directors (the “HP Board”), after consultation with its independent financial and legal advisors, has concluded that the unsolicited exchange offer from Xerox Holdings Corporation (“Xerox”) to acquire all outstanding common shares of HP for consideration consisting of cash, Xerox common stock, or a combination thereof (the “Xerox Offer” or “Offer”) is not in the best interests of HP shareholders.

Editorial contacts

HP Inc. Media Relations
MediaRelations@hp.com

HP Inc. Investor Relations
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The HP Board unanimously recommends that HP shareholders reject the Offer and NOT tender their HP shares pursuant to the Offer.

“Our message to HP shareholders is clear: the Xerox offer undervalues HP and disproportionately benefits Xerox shareholders at the expense of HP shareholders,” said Chip Bergh, Chair of HP’s Board of Directors. “The Xerox offer would leave our shareholders with an investment in a combined company that is burdened with an irresponsible level of debt and which would subsequently require unrealistic, unachievable synergies that would jeopardize the entire company.”

"At HP, we’re creating value, not risk,” said Enrique Lores, HP’s President and CEO. "HP is a trusted brand with a strong track record of value creation and we’re executing a clear plan that will drive significant earnings growth. We’re well positioned in our categories, aggressively attacking costs and pursuing the most value creating path for our shareholders."

Reasons for the HP Board’s Recommendation

As further detailed in the Schedule 14D-9 filed with the Securities and Exchange Commission and published on HP’s website, the HP Board considered numerous factors in reaching its recommendation, including but not limited to:

•	The Xerox Offer, in effect, principally offers HP shareholders something they already own, and would disproportionately benefit Xerox shareholders relative to HP shareholders.

•	The Xerox Offer would use HP’s balance sheet as transaction consideration for the benefit of Xerox shareholders.

•	The Xerox Offer meaningfully undervalues HP by failing to reflect the full value of HP’s assets and its standalone strategic and financial value creation plan.

•	HP has a track record of execution that has resulted in strong, consistent operational and financial performance.

•	The HP Board believes that HP’s standalone plan has positioned HP for significant value creation.

•	HP’s strong balance sheet and financial flexibility provide multiple levers for value creation.

•
The HP Board believes that the Xerox Offer would compromise the future of HP and the value of shares of HP common stock by transferring value to Xerox shareholders and leaving HP shareholders with an investment in a combined company with an irresponsible capital structure, premised on unrealistic synergies estimates.

•	HP believes that Xerox’s “synergy” estimates, including cost cuts, exceed reasonably achievable levels.

•	The Xerox Offer includes a significant equity component, the value of which the HP Board believes would be subject to significant risks and uncertainties.

•	Xerox does not have experience operating businesses in the sectors in which HP operates, including within Personal Systems, Home Printing, and 3D and Digital Manufacturing.

•	Xerox has been experiencing declining sales and its recent sale of its interest in the Fuji-Xerox joint venture raises significant concerns about its future position.

•	HP believes that Xerox’s cost-cutting has come at the expense of long-term value creation, and Xerox has demonstrated a lack of focus on research and development.

•	The quantity and nature of the conditions of the Xerox Offer create significant uncertainty and risk.

•
The HP Board believes that Xerox’s urgency in launching the Offer, while simultaneously running a full slate of director nominees for election at HP’s 2020 Annual Meeting of Shareholders, evidences Xerox’s desperation to acquire HP to address its continued business decline.

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The HP Board has received an inadequacy opinion from each of Goldman Sachs & Co. LLC (“Goldman Sachs”) and Guggenheim Securities, LLC (“Guggenheim Securities”) to the effect that, as of March 3, 2020, and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken set forth in their respective written opinions, the consideration proposed to be paid to the holders (other than Xerox and any of its affiliates) of shares of HP common stock pursuant to the Xerox Offer was inadequate from a financial point of view to such holders. The full text of the written opinion of each of Goldman Sachs, dated March 3, 2020, and Guggenheim Securities, dated March 3, 2020, which sets forth the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken in connection with each such opinion, is included in Annex B and Annex C, respectively, to the Schedule 14D-9. Each of Goldman Sachs and Guggenheim Securities provided their respective opinions for the information and assistance of the HP Board in connection with its consideration of the Xerox Offer. The respective opinions of Goldman Sachs and Guggenheim Securities are not advice or a recommendation as to whether any holder of shares of HP Common Stock should tender its shares of HP Common Stock in connection with the Xerox Offer or otherwise how to act in connection with the Xerox Offer or any other matter.

NO ACTION is required to REJECT the Xerox Offer.

Investor Presentation and Video

HP recently posted a presentation regarding the Company’s strategic and financial value creation plan as well as an associated video featuring members of the HP Board and management team. The presentation and video are available on HP’s website at https://investor.hp.com/events/default.aspx.

Advisors

Goldman Sachs & Co. LLC and Guggenheim Securities, LLC are serving as financial advisors, and Wachtell, Lipton, Rosen & Katz is legal advisor, to HP.

Forward-Looking Statements

This document contains forward-looking statements that involve risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, actual results may differ materially from those expressed or implied by such forward-looking statements and assumptions.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to any statements about the exchange offer; projections of net earnings, net earnings per share, free cash flow, operating profit, debt to EBITDA ratio, or other financial items; any statements of expectation or belief; any statements regarding HP’s long term plan, future strategy, potential future share repurchases, other potential returns of capital or any potential strategic transactions; any statements relating to the plans, strategies and objectives of management for future operations, including, but not limited to, our go-to-market strategy, the execution of restructuring plans and any resulting cost savings, including any projections of the amount, timing or impact of cost savings or restructuring or other charges, planned structural cost reductions and productivity initiatives, net revenue or profitability improvements or other financial impacts; any statements concerning the expected development, performance, market share or competitive performance relating to products or services; any statements regarding current or future macroeconomic trends or events and the impact of those trends and events on HP and its financial performance; and any statements of assumptions underlying any of the foregoing.

Risks, uncertainties and assumptions include factors relating to HP’s ability to execute on its strategic plan, including the recently announced initiatives, business model changes and transformation; execution of planned structural cost reductions and productivity initiatives; potential developments involving Xerox Holdings Corporation; HP’s ability to complete any contemplated share repurchases, other capital return programs or other strategic transactions; the need to address the many challenges facing HP’s businesses; the competitive pressures faced by HP’s businesses; risks associated with executing HP’s strategy, business model changes and transformation; successfully innovating, developing and executing HP’s go-to-market strategy, including online, omnichannel and contractual sales, in an evolving distribution and reseller landscape; successfully competing and maintaining the value proposition of HP’s products, including supplies; the impact of macroeconomic and geopolitical trends and events; the need to manage third-party suppliers, manage HP’s global, multi-tier distribution network, limit potential misuse of pricing programs by HP’s channel partners, adapt to new or changing marketplaces and effectively deliver HP’s services; challenges to HP’s ability to accurately forecast inventories, demand and pricing, which may be due to HP’s multi-tiered channel, sales of HP’s products to unauthorized resellers or unauthorized resale of HP’s products; the protection of HP’s intellectual property assets, including intellectual property licensed from third parties; risks associated with HP’s international operations; the development and transition of new products and services and the enhancement of existing products and services to meet customer needs and respond to emerging technological trends; the execution and performance of contracts by HP and its suppliers, customers, clients and partners; the hiring and retention of key employees; integration and other risks associated with business combination and investment transactions; the results of the restructuring plans, including estimates and assumptions related to the cost (including any possible disruption of HP’s business) and the anticipated benefits of the restructuring plans; disruptions in operations from system security risks, data protection breaches, cyberattacks, extreme weather conditions, medical epidemics or pandemics such as the novel coronavirus, and other natural or manmade disasters or catastrophic events; the impact of changes in tax laws, including uncertainties related to the interpretation and application of the Tax Cuts and Jobs Act of 2017 on HP’s tax obligations and effective tax rate; the resolution of pending investigations, claims and disputes; and other risks that are described in HP’s Annual Report on Form 10-K for the fiscal year ended October 31, 2019, and HP’s other filings with the SEC.

Certain financial information set forth in this document reflects estimates based on information available at this time. While HP believes these estimates to be reasonable, these amounts could differ materially from amounts reported in HP’s Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 2020, April 30, 2020 and July 31, 2020, Annual Report on Form 10-K for the fiscal year ended October 31, 2020, and HP’s other filings with the Securities and Exchange Commission. HP assumes no obligation and does not intend to update these forward-looking statements. HP’s Investor Relations website at http://investor.hp.com contains a significant amount of information about HP, including financial and other information for investors. HP encourages investors to visit its website from time to time, as information is updated, and new information is posted. The content of HP’s website is not incorporated by reference into this document or in any other report or document HP files with the SEC, and any references to HP’s website are intended to be inactive textual references only.

Important Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the exchange offer commenced by Xerox, HP has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC. HP SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ HP’S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 BECAUSE IT CONTAINS IMPORTANT INFORMATION. Shareholders may obtain free copies of the solicitation/recommendation statement on Schedule 14D-9, as well as any other documents filed by HP with the SEC, without charge at the SEC’s website at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of these documents from HP by directing a request to Investor Relations, 1501 Page Mill Road, Palo Alto, CA 94304, or by calling (650) 857-1501.

HP has filed a preliminary proxy statement with the SEC in connection with the solicitation of proxies for the 2020 Annual Meeting of Shareholders, and a definitive proxy statement and a WHITE proxy card will be filed with the SEC and mailed to HP’s shareholders. HP SHAREHOLDERS ARE URGED TO READ ANY PROXY STATEMENT AND OTHER RELEVANT MATERIALS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain free copies of these and other SEC filings made by HP (when available) without charge from the sources indicated above.

Certain Information Concerning Participants

HP and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies under the rules of the SEC. Information regarding the names, affiliations and interests of HP’s directors and executive officers is set forth in the preliminary proxy statement for the 2020 Annual Meeting of Shareholders and will be set forth in the definitive proxy statement. Shareholders may obtain free copies of these documents without charge from the sources indicated above.

About HP Inc.
HP Inc. (NYSE: HPQ) creates technology that makes life better for everyone, everywhere. Through our product and service portfolio of personal systems, printers and 3D printing solutions, we engineer experiences that amaze. More information about HP Inc. is available at www.hp.com.